NYLU446
Allstate Life Insurance
Company of New York

A Stock Company

Home Office:  One Allstate Drive, Farmingville, New York 11738

Flexible Premium Deferred Variable Annuity Certificate

This Certificate is issued to customers of financial institutions according to the terms of Master Policy number 64900037 issued by Allstate Life Insurance Company of New York to Trustee of the Delaware Financial Services Group Insurance Trust. The Trustee of the Delaware Financial Services Group Insurance Trust is called the Master Policyholder. This Certificate is issued in the state of New York and is governed by New York law.

Throughout this Certificate, "you" and "your" refer to the Certificate owner(s). "We", "us" and"our" refer to Allstate Life Insurance Company of New York.

Certificate Summary
This flexible premium deferred variable annuity provides a cash withdrawal benefit and a death benefit during the Accumulation Phase and periodic income payments beginning on the Payout Start Date during the Payout Phase.

The dollar amount of income payments or other values provided by this Certificate, when based on the investment experience of the Variable Account, varies to reflect the performance of the Variable Account. The smallest annual rate of net investment return on the Variable Account assets required to keep Variable Account income payments from decreasing is 3%. An annualized Certificate Maintenance Charge of $30 and 1.25% per year (assessed daily) will be deducted in equal parts from the Variable Account. For amounts in the Fixed Account, the withdrawal benefit, transfers to other sub-accounts and any periodic income payments may be subject to a Market Value Adjustment which may result in an upward or downward adjustment of the amount distributed. For amounts in the Fixed Account, the death benefit may be subject to a positive Market Value Adjustment when the cash surrender value is greater than the Certificate Value.

This Certificate and Master Policy do not pay dividends.

The tax status of this Certificate as it applies to the owner should be reviewed each year.

PLEASE READ YOUR CERTIFICATE CAREFULLY.

This is a legal contract between the Certificate owner(s) and Allstate Life Insurance Company of New York.

Return Privilege
If you are not satisfied with this Certificate for any reason, you may return it to us or our agent within 10 days after you receive it. We will refund any purchase payments allocated to the Variable Account, adjusted to reflect investment gain or loss from the date of allocation to the date of cancellation, plus any purchase payments allocated to the Fixed Account. If this Certificate is qualified under Section 408 of the Internal Revenue Code, we will refund the greater of any purchase payments or the Certificate Value.

If you have any questions about your Allstate Life Insurance Company of New York variable annuity, please contact us at (800) 692-4682.







   Secretary                  Chairman and Chief Executive Officer



                   Flexible Premium Deferred Variable Annuity


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NYLU446                                                    Page 2
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TABLE OF CONTENTS
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THE PERSONS INVOLVED...................................................3

ACCUMULATION PHASE.....................................................3

PAYOUT PHASE...........................................................8

INCOME PAYMENT TABLES.................................................10

GENERAL PROVISIONS....................................................11


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THE PERSONS INVOLVED
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Owner  The  person  named  at the  time  of  application  is the  owner  of this
Certificate unless subsequently changed. As owner, you will receive any periodic income payments, unless you have directed us to pay them to someone else.

You may exercise all rights stated in this Certificate, subject to the rights of any irrevocable beneficiary.

You may change the owner or beneficiary at any time. If the owner is a natural person, you may change the annuitant prior to the Payout Start Date. Once we have received a satisfactory written request for an owner, beneficiary or annuitant change, the change will take effect as of the date you signed it. We are not liable for any payment we make or other action we take before receiving any written request for a change from you.

You may not assign an interest in this Certificate as collateral or security for a loan. However, you may assign periodic income payments under this Certificate prior to the Payout Start Date. We are bound by an assignment only if it is signed by the assignor and filed with us. We are not responsible for the validity of an assignment.

If the sole surviving owner dies prior to the Payout Start Date, the beneficiary becomes the new owner. If the sole surviving owner dies after the Payout Start Date, the beneficiary becomes the new owner and will receive any subsequent guaranteed income payments.

If more than one person is designated as owner:

|X| owner as used in this certificate refers to all people named as owners, unless otherwise indicated;

|X|  any request to exercise ownership rights must be signed by all owners; and

|X| on the death of the first person who is named as an owner, the surviving person(s) named as owner will continue as owner.

Annuitant The annuitant is the person named on the Annuity Data Page, but may be changed by the owner, as described above. The annuitant must be a natural person. If the annuitant dies prior to the Payout Start Date, the new annuitant will be:

|X|  the youngest owner; otherwise,

|X|  the youngest beneficiary.


Beneficiary The beneficiary is the person(s) named on the Annuity Data Page, but may be changed by the owner, as described above. We will determine the beneficiary from the most recent written request we have received from you. If you do not name a beneficiary or if the beneficiary named is no longer living, the beneficiary will be:

|X|  your spouse if living; otherwise

|X|  your children equally if living; otherwise

|X|  your estate.

The beneficiary may become the owner under the circumstances described above.

The beneficiary may assign benefits under the Certificate, as described above, once they are payable to the beneficiary. We are bound by an assignment only if it is signed by the assignor and filed with us. We are not responsible for the validity of an assignment.



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ACCUMULATION PHASE
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Accumulation  Phase Defined The "Accumulation  Phase" is the first of two phases during your Certificate. The Accumulation Phase begins on the issue date stated on the Annuity Data Page. This phase will continue until the Payout Start Date unless the Certificate is terminated before that date.




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Certificate  Year.  The one year period  beginning on the issue date and on each anniversary of the issue date..


Purchase Payments You may make subsequent purchase payments during the Accumulation Phase. The number of purchase payments is unlimited. The minimum subsequent purchase payment amount is $100. We reserve the right to reduce the minimum purchase payment. We may limit the maximum amount of purchase payments we will accept.

We will invest the purchase payments in the Investment Alternatives you select. You may allocate any portion of your purchase payment in whole percents from 0% to 100% or in exact dollar amounts to any of the Investment Alternatives. The total allocation must equal 100%. For each purchase payment, the minimum amount that may be allocated to the Fixed Account is $500.

The allocation of the initial purchase payment is shown on the Annuity Data Page. Allocation of each subsequent purchase payment will be the same as for the most recent purchase payment unless you change the allocation. You may change the allocation of subsequent purchase payments at any time, without charge, simply by giving us written notice. Any change will be effective at the time we receive the notice.


Investment Alternatives Investment Alternatives are the Sub-accounts of the Variable Account and the Sub-accounts of the Fixed Account shown on the Annuity Data Page.


Variable Account The "Variable Account" for this Certificate is the Allstate Life of New York Separate Account A. This account is a separate investment account to which we allocate assets contributed under this and certain other certificates. These assets will not be charged with liabilities arising from any other business we may have.


Variable Sub-accounts The Variable Account is divided into Sub-accounts. Each Sub-account invests solely in the shares of the mutual fund underlying that Sub-account.


Fixed Account The Fixed Account is divided into Sub-accounts. A Sub-account is identified by the Guarantee Period and the date the Guarantee Period begins. You create a Sub-account when:

|X|  you make a purchase payment; or

|X|  you select a new Guarantee Period after the prior Sub-account expires; or

|X| you transfer an amount from an existing Sub-account of the Variable Account or the Fixed Account.

A Sub-account continues until the end of the Guarantee Period.

You must select the Guarantee Period for all purchase payments and transfers allocated to the Fixed Account. If you do not select a Guarantee Period for a purchase payment or transfer, we will assign the shortest Guarantee Period available under the Certificate for such payment or transfer. Guarantee Periods are offered at our discretion and may range from one to ten years. We may change the Guarantee Periods available for future purchase payments or transfers allocated to the Fixed Account. We will mail you a notice at least 15 but not more than 45 days prior to the expiration of each Sub-account outlining the options available at the end of a Guarantee Period. During the 30 day period after a Guarantee Period expires you may:

|X| take no action and we will automatically renew the Sub-account value to a Guarantee Period of the shortest duration available to be established on the day the previous Guarantee Period expired; or

|X| notify us to apply the Sub-account value to a new Guarantee Period(s) to be established on the day the previous Guarantee Period expired; or

|X| notify us to apply the Sub-account value to any Sub-account of the Variable Account on the day we receive the notification; or

|X| receive a portion of the Sub-account value or the entire Sub-account value through a partial or full withdrawal that is not subject to a Market Value Adjustment. In this case, the amount withdrawn will be deemed to have been withdrawn on the day the Guarantee Period expired.


The minimum amount that can be allocated to a new Sub-account is $500.




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Crediting  Interest We credit  interest  daily to money  allocated  to the Fixed
Account at a rate which compounds over one year to the interest rate we guaranteed when the money was allocated. We will credit interest to the initial purchase payment from the issue date. We will credit interest to subsequent purchase payments from the date we receive them. We will credit interest to transfers from the date the transfer is made. The interest rates will never be less than the minimum guaranteed rate shown on the Annuity Data Page.


Transfers Prior to the Payout Start Date, you may transfer amounts between Investment Alternatives. You may make 12 transfers per Certificate Year without charge. Each transfer after the 12th transfer in any Certificate Year may be assessed a $10 transfer fee. Transfers are subject to the following restrictions.

|X| The minimum amount that may be transferred into a Sub-account of the Fixed Account is $500.

|X| Except as described below, any transfer from a Sub-account of the Fixed Account, at a time other than during the 30 day period after a Guarantee Period expires, will be subject to a Market Value Adjustment.

|X| If any transfer reduces the value of a Sub-account of the Fixed Account to less than $500, we will treat the request as a transfer of the entire Sub-account value.

Transfers that are made as part of a Dollar Cost Averaging Program will not be subject to any Market Value Adjustments or transfer fee, and will not be included in the twelve free transfers per Certificate Year.

We reserve the right to waive the transfer fees and restrictions contained in this Certificate.

Dollar Cost Averaging Program You may participate in a Dollar Cost Averaging Program at any time during the Accumulation Phase. The Dollar Cost Averaging Program is an investment strategy which permits an owner to transfer a specified amount every month from the one year Guarantee Period Sub-account of the Fixed Account or any Sub-account of the Variable Account, to any Sub-account of the Variable Account. Transfers made through the Dollar Cost Averaging Program are not subject to any transfer fee or Market Value Adjustment.


Certificate Value Your "Certificate Value" is equal to the sum of:

|X| the number of Accumulation Units you hold in each Sub-account of the Variable Account multiplied by the Accumulation Unit Value for that Sub-account on the most recent Valuation Date; plus

|X|  the sum of Sub-account values in the Fixed Account.

Accumulation Units and Accumulation Unit Value Amounts which you allocate to a Sub-account of the Variable Account are used to purchase Accumulation Units in that Sub-account. The Accumulation Unit Value for each Sub-account at the end of any Valuation Period is calculated by multiplying the Accumulation Unit Value at the end of the immediately preceding Valuation Period by the Sub-account's Net Investment Factor for the Valuation Period. The Accumulation Unit Values may go up or down. Additions or transfers to a Sub-account of the Variable Account will increase the number of Accumulation Units for that Sub-account. Withdrawals or transfers from a Sub-account of the Variable Account will decrease the number of Accumulation Units for that Sub-account.


Valuation Period and Valuation Date A "Valuation Period" is the time interval between the closing of the New York Stock Exchange on consecutive Valuation Dates. A "Valuation Date" is any date the New York Stock Exchange is open for trading.


Net Investment Factor For each Sub-account of the Variable Account, the "Net Investment Factor" for a Valuation Period is (A) divided by (B), minus (C) where:

(A)      is the sum of:

         (1) the net asset value per share of the mutual fund underlying the Sub-account determined at the end of the current Valuation Period, plus

         (2)      the  per  share   amount  of  any  dividend  or  capital  gain
                  distributions   made  by  the  mutual  fund   underlying   the
                  Sub-account during the current Valuation Period.

(B) is the net asset value per share of the mutual fund underlying the Sub-account determined as of the end of the immediately preceding Valuation Period.



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(C)      is the sum of the  annualized  Administrative  Expense  Charge  and the annualized Mortality and Expense Risk Charge divided by 365 and then multiplied by the number of calendar days in the current Valuation Period.


Charges The charges for this Certificate include Administrative Expense Charges, Mortality and Expense Risk Charges, Certificate Maintenance Charges, transfer charges, and taxes. If withdrawals are made, the Certificate may also be subject to Withdrawal Charges and Market Value Adjustments.


Administrative Expense Charge The annualized Administrative Expense Charge will never be greater than 0.10%. (See Net Investment Factor for a description of how this charge is applied.)


Mortality and Expense Risk Charge The annualized Mortality and Expense Risk Charge will never be greater than 1.15%. (See Net Investment Factor for a description of how this charge is applied.)

Our actual mortality and expense experience will not adversely affect the dollar amount of variable benefits or other contractual payments or values under this Certificate.


Certificate Maintenance Charge Prior to the Payout Start Date, a Certificate Maintenance Charge will be deducted from your Certificate Value on each certificate anniversary. The charge will be deducted on a pro-rata basis from each Sub-account of the Variable Account in the proportion that your value in each bears to your total value in all Sub-accounts of the Variable Account. A full Certificate Maintenance Charge will be deducted if the Certificate is terminated on any date other than a certificate anniversary. After the Payout Start Date the Certificate Maintenance Charge will be deducted in equal parts from each income payment. The annualized charge will never be greater than $30 per certificate year. The Certificate Maintenance Charge will be waived if total purchase payments are $50,000 or more or if all money is allocated to the Fixed Account on the certificate anniversary.


Taxes Any premium tax or income tax withholding relating to this Certificate may be deducted from purchase payments or the Certificate Value when the tax is incurred or at a later time.


Withdrawal You have the right to withdraw part or all of your Certificate Value at any time during the Accumulation Phase. A withdrawal must be at least $50. If any withdrawal reduces the value of any Sub-account of the Fixed Account to less than $500, we will treat the request as a withdrawal of the entire Sub-account value. If any withdrawal reduces the Certificate Value to less than $1,000, we will treat the request as a withdrawal of the entire Certificate Value. If you withdraw the entire Certificate Value, the Certificate will terminate.

You must specify the Investment Alternative(s) from which you wish to make a withdrawal. When you make a withdrawal, your Certificate Value will be reduced by the amount paid to you and any applicable Withdrawal Charge, Market Value Adjustment, and taxes. Any Withdrawal Charge will be waived on withdrawals taken to satisfy IRS minimum distribution rules.


Preferred Withdrawal Amount Each Certificate Year the Preferred Withdrawal Amount is equal to 15% of the amount of purchase payments. Each Certificate Year you may withdraw the Preferred Withdrawal Amount without any Withdrawal Charge or Market Value Adjustment. Each Certificate Year begins on the anniversary of the date the Certificate was established. Any Preferred Withdrawal Amount which is not withdrawn in a year may not be carried over to increase the Preferred Withdrawal Amount in a subsequent year.


Withdrawal Charge Withdrawals in excess of the Preferred Withdrawal Amount will be subject to a Withdrawal Charge as follows:


Payment Year:    1       2     3      4      5      6       7       8 and Later

Percentage:      7%      6%    5%     4%     3%     2%      1%          0%


To determine the Withdrawal Charge, we assume that purchase payments are withdrawn first, beginning with the oldest payment. When all purchase payments have been withdrawn, additional withdrawals will not be assessed a Withdrawal Charge.

For each purchase payment withdrawal, the "Payment Year" in the table is measured from the date we received the purchase payment. The Withdrawal Charge is determined by:

|X|  multiplying the percentage corresponding to the Payment Year, times

|X| that part of each purchase payment withdrawal that is in excess of the Preferred Withdrawal Amount, adjusted by a Market Value Adjustment.


Market Value Adjustment Withdrawals in excess of the Preferred Withdrawal Amount, transfers, and amounts applied to an income plan from a Sub-account of the Fixed Account other than during the 30 day period after a Guarantee Period expires are subject to a Market Value Adjustment. A Market Value Adjustment is an increase or decrease in the amount reflecting changes in the level of interest rates since the Sub-account was established. As used in this provision, "Treasury Rate" means the U. S. Treasury Note Constant Maturity yield as reported in Federal Reserve Bulletin Release H.15. The Market Value Adjustment is based on the following:

     I = the Treasury Rate for a maturity equal to the Sub-account's Guarantee Period for the week preceding the establishment of the Sub-account;

     N = the number of whole and partial years from the date we receive the withdrawal, transfer, or death benefit request, or from the Payout Start Date, to the end of the Sub-account's Guarantee Period;

     J = the Treasury Rate for a maturity of N years for the week preceding the receipt of the withdrawal request, transfer request, death benefit request, or Income Payment request. If a Note with a maturity of N years is not available, a weighted average will be used. If N is one year or less, J will be the 1-year Treasury Rate.

An adjustment factor is determined from the following formula:

                                .9 x (I - J) x N

The amount subject to a Market Value Adjustment that is deducted from a Sub-account of the Fixed Account is multiplied by the adjustment factor to determine the amount of the Market Value Adjustment. The amount deducted from the Sub-account includes the transfer amount or the amount we pay you, income tax we withhold for you, the Withdrawal Charge, any applicable premium tax charge, and the Market Value Adjustment.

Any Market Value Adjustment will be waived on withdrawals taken to satisfy IRS minimum distribution rules.


Death of Owner or Annuitant A benefit may be paid to the owner determined immediately after the death if, prior to the Payout Start Date:

|X|  any owner dies; or

|X|  the annuitant dies and the owner is not a natural person.

If the owner eligible to receive a benefit is not a natural person, the owner may elect to receive the benefit in one or more distributions. Otherwise, if the owner is a natural person, the owner may elect to receive a benefit either in one or more distributions or by periodic payments through an Income Plan.

A Death Benefit will be paid: 1) if the owner elects to receive the Death Benefit distributed in a single payment within 180 days of the date of death, and 2) if the Death Benefit is paid as of the day the value of the Death Benefit is determined. Otherwise, the Settlement Value will be paid. In any event, the entire value of the certificate must be distributed within five (5) years after the date of death unless an Income Plan is elected or a surviving spouse continues the certificate in accordance with the following provisions. If the owner who is not your spouse elects to receive the Settlement Value payable in a lump sum within 5 years of your date of death, the owner may make a single withdrawal of any amount within one year of the date of death without incurring a Withdrawal Charge. However, any applicable Market Value Adjustment, determined as of the date of the withdrawal, will apply.

Payments from the Income Plan must begin within one year of the date of death and must be payable throughout:

|X|  the life of the owner; or

|X|  a period not to exceed the life expectancy of the owner; or

|X| the life of the owner with payments guaranteed for a period not to exceed the life expectancy of the owner.

If the surviving spouse of the deceased owner is the new owner, then the spouse may elect one of the options listed above or may continue the Certificate in the Accumulation Phase as if the death had not occurred. If the Certificate is continued in the Accumulation Phase, the surviving spouse may make a single withdrawal of any amount within one year of the date of death without incurring a Withdrawal Charge. However, any applicable Market Value Adjustment, determined as of the date of the withdrawal, will apply.

Death Benefit Prior to the Payout Start Date, the death benefit is equal to the greatest of:

|X|  Certificate Value on the date we determine the death benefit; or

|X| the amount that would have been payable in the event of a full withdrawal of the Certificate Value on the date we determine the death benefit; or

|X| the Certificate Value on the Death Benefit Anniversary immediately preceding the date we determine the death benefit adjusted by any purchase payments, withdrawal adjustment as defined below, and charges made between such Death Benefit Anniversary and the date we determine the death benefit.

     The first Death Benefit Anniversary is the issue date. Subsequent Death Benefit Anniversaries are those certificate anniversaries that are multiples of 7 Certificate Years, beginning with the 7th certificate anniversary. For example, the issue date, 7th, and 14th certificate anniversaries are the first three Death Benefit Anniversaries; or

|X| the greatest of the Anniversary Values as of the date we determine the death benefit. The Anniversary Value is equal to the Certificate Value on a Certificate Anniversary, increased by purchase payments made since that anniversary and reduced by the amount of any partial withdrawal adjustment, as defined below, since that anniversary. Anniversary values will be calculated for each Certificate anniversary prior to the earlier of:

         a.       the date we determine the death benefit, or

         b. the oldest owner's or the annuitant's, if the owner is not a natural person, attained age 75 or 5 years after the date the Certificate was established, if later.

The withdrawal adjustment is equal to (a) divided by (b), with the result multiplied by (c), where:

     (a) = the withdrawal amount.
     (b) = the Certificate Value immediately prior to the withdrawal.
     (c) = the value of the applicable Death Benefit alternative immediately prior to the withdrawal.


We will determine the value of the death benefit as of the end of the Valuation Period during which we receive a complete request for payment of the death benefit. A complete request includes due proof of death.

The Death Benefit will never be greater than the maximum death benefit allowed by any non-forfeiture laws which govern the Certificate.

Withdrawal Example for Anniversary Value

     (I)          Maximum Anniversary Value Before Partial Withdrawal: $100
     (II)         Certificate Value Before Partial Withdrawal: $50
     (III)        Partial Withdrawal: $48
     (IV)         New Certificate Value: $2
     (V)          New Maximum Anniversary Value: $4


Settlement Value The Settlement Value is the same amount that would be paid in the event of withdrawal of the Certificate Value. We will calculate the Settlement Value at the end of the Valuation Period coinciding with the requested distribution date for payment or on the mandatory distribution date of 5 years after the date of death.


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PAYOUT PHASE
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Payout Phase  Defined The "Payout  Phase" is the second of the two phases during your Certificate. During this phase the Certificate Value adjusted by any Market Value Adjustment and less any applicable taxes is applied to the Income Plan you choose and is paid out as provided in that plan.

The Payout Phase begins on the Payout Start Date. It continues until we make the last payment as provided by the Income Plan chosen.

Payout Start Date The "Payout Start Date" is the date the Certificate Value adjusted by any Market Value Adjustment and less any applicable taxes is applied to an Income Plan. The anticipated Payout Start Date is shown on the Annuity Data Page. You may change the Payout Start Date by writing to us at least 30 days prior to this date. The Payout Start Date must be on or before the annuitant's 90th birthday.


Income Plans An "Income Plan" is a series of payments on a scheduled basis to you or to another person designated by you. The Certificate Value on the Payout Start Date adjusted by any Market Value Adjustment and less any applicable taxes, will be applied to your Income Plan choice from the following list:

1. Life Income with Guaranteed Payments We will make payments for as long as the annuitant lives. If the annuitant dies before the selected number of guaranteed payments have been made, we will continue to pay the remainder of the guaranteed payments.

2. Joint and Survivor Life Income with Guaranteed Payments We will make payments for as long as either the annuitant or joint annuitant, named at the time of Income Plan selection, lives. If both the annuitant and the joint annuitant die before the selected number of guaranteed payments have been made, we will continue to pay the remainder of the guaranteed payments.

3. Guaranteed Number of Payments We will make payments for a specified number of months beginning on the Payout Start Date. These payments do not depend on the annuitant's life. The number of months guaranteed may be from 60 to 360.

We reserve the right to make available other Income Plans.


Income Payments Income payment amounts may vary based on any Sub-account of the Variable Account and/or may be fixed for the duration of the Income Plan. The method of calculating the initial payment is different for the two accounts. The Certificate Maintenance Charge will be deducted in equal payments from each income payment. The Certificate Maintenance Charge will be waived if total Purchase Payments are $50,000 or more.


Variable Amount Income Payments The initial income payment based upon the Variable Account is calculated by applying the portion of the Certificate Value in the Variable Account on the Payout Start Date, less any applicable premium tax, to the appropriate value from the Income Payment Table selected. Subsequent income payments will vary depending upon the changes in the Annuity Unit Values for the Sub-accounts upon which the income payments are based.

The portion of the initial income payment based upon a particular Variable Sub-account is determined by applying the amount of the Certificate Value in that Sub-account on the Payout Start Date, less any applicable premium tax, to the appropriate value from the Income Payment Table. This portion of the initial income payment is divided by the Annuity Unit Value on the Payout Start Date for that Variable Sub-account to determine the number of Annuity Units from that Sub-account which will be used to determine subsequent income payments. Unless Annuity Transfers are made between Sub-accounts, each subsequent income payment from that Sub-account will be that number of Annuity Units times the Annuity Unit Value for the Sub-account for the Valuation Date on which the income payment is made.


Annuity Unit Value. The Annuity Unit Value for each Sub-account of the Variable Account at the end of any Valuation Period is calculated by:

|X| multiplying the Annuity Unit Value at the end of the immediately preceding Valuation Period by the Sub-account's Net Investment Factor during the period; and then

|X| dividing the result by 1.000 plus the assumed investment rate for the period. The assumed investment rate is an effective annual rate of 3%.


Fixed Amount Income Payments The income payment amount derived from any monies allocated to Sub-accounts of the Fixed Account during the Accumulation Phase are fixed for the duration of the Income Plan. The Fixed Amount Income Payment is calculated by applying the portion of the Certificate Value in the Fixed Account on the Payout Start Date, adjusted by any Market Value Adjustment and less any applicable premium tax, to the greater of the appropriate value from the Income Payment Table selected or such other value as we are offering at that time.

Annuity Transfers After the Payout Start Date, no transfers may be made from the Fixed Amount Income Payment. Transfers between Sub-accounts of the Variable Account, or from the Variable Amount Income Payment to the Fixed Amount Income Payment may not be made for six months after the Payout Start Date. Annuity Transfers may be made once every six months thereafter.


Payout Terms and Conditions The income payments are subject to the following terms and conditions:

|X| If the Certificate Value is less than $2,000, or not enough to provide an initial payment of at least $20, we reserve the right to:

     |X|  change the payment frequency to make the payment at least $20; or

     |X| terminate the Certificate and pay you the Certificate Value adjusted by any Market Value Adjustment and less any applicable taxes in a lump sum.

|X| If we do not receive a written choice of an Income Plan from you at least 30 days before the Payout Start Date, the Income Plan will be life income with guaranteed payments for 120 months.

|X| If you choose an Income Plan which depends on any person's life, we may require:

     |X|  proof of age and sex before income payments begin; and

     |X| proof that the annuitant or joint annuitant is still alive before we make each payment.

|X| After the Payout Start Date, the Income Plan cannot be changed and withdrawals cannot be made unless income payments are being made from the Variable Account under Income Plan 3. You may terminate the income payments being made from the Variable Account under Income Plan 3 at any time and withdraw their value, subject to Withdrawal Charges.

|X| If any owner dies during the Payout Phase, the remaining income payments will be paid to the successor owner as scheduled.


------------------------------------------------------------------------------

INCOME PAYMENT TABLES
------------------------------------------------------------------------------

The initial income payment will be at least the amount based on he adjusted age of the annuitant(s) and the tables below, less any federal income taxes which are withheld. The adjusted age is the actual age on the Payout Start Date reduced by one year for each six full years between January 1, 1983 and the Payout Start Date. Income payments for ages and guaranteed payment periods not shown below will be determined on a basis consistent with that used to determine those that are shown. The Income Payment Tables are based on 3.0% interest and the 1983a Annuity Mortality Tables.


Income Plan 1 - Life Income with Guaranteed Payments for 120 Months
============================================================================================================================

                           Monthly Income Payment for each $1,000 Applied to this Income Plan
============================================================================================================================
------------------- ---------------------- ---------------- ---------------------- ---------------- ========================

 Annuitant's                                 Annuitant's                             Annuitant's
Age                   Male     Female            Age          Male     Female            Age          Male    Female
------------------- ---------------------- ---------------- ---------------------- ---------------- ========================
------------------- ---------------------- ---------------- ---------------------- ---------------- ========================

       35              $3.43     $3.25            49           $4.15    $3.82             63           $5.52    $4.97
       36               3.47      3.28            50            4.22     3.88             64            5.66     5.09
       37               3.51      3.31            51            4.29     3.94             65            5.80     5.22
       38               3.55      3.34            52            4.37     4.01             66            5.95     5.35
       39               3.60      3.38            53            4.45     4.07             67            6.11     5.49
       40               3.64      3.41            54            4.53     4.14             68            6.27     5.64
       41               3.69      3.45            55            4.62     4.22             69            6.44     5.80
       42               3.74      3.49            56            4.71     4.29             70            6.61     5.96
       43               3.79      3.53            57            4.81     4.38             71            6.78     6.13
       44               3.84      3.58            58            4.92     4.46             72            6.96     6.31
       45               3.90      3.62            59            5.02     4.55             73            7.13     6.50
       46               3.96      3.67            60            5.14     4.65             74            7.31     6.69
       47               4.02      3.72            61            5.26     4.75             75            7.49     6.88
       48               4.08      3.77            62            5.39     4.86
------------------- ---------------------- ---------------- ---------------------- ---------------- ========================









Income Plan 2 - Joint and Survivor Life Income with Guaranteed Payments for 120 Months
==============================================================================================================================

                            Monthly Income Payment for each $1,000 Applied to this Income Plan
==============================================================================================================================
-------------------- =========================================================================================================

                     Female Annuitant's Age
-------------------- =========================================================================================================
-------------------- ---------- ------------ ----------- ---------- ---------- ---------- ---------- --------- ===============

      Male
   Annuitant's          35         40        45          50         55           60         65           70         75
       Age
-------------------- ---------- ------------ ----------- ---------- ---------- ---------- ---------- --------- ===============
-------------------- ---------- ---------- ---------- ---------- ----------- ---------- ------------ ----------- =============

       35             $3.09      $3.16      $3.23      $3.28      $3.32       $3.36      $3.39        $3.40       $3.42
       40              3.13       3.22       3.31       3.39       3.46        3.51       3.56         3.59        3.61
       45              3.17       3.28       3.39       3.50       3.60        3.69       3.76         3.81        3.85
       50              3.19       3.32       3.45       3.60       3.74        3.87       3.98         4.07        4.14
       55              3.21       3.35       3.51       3.68       3.87        4.06       4.23         4.37        4.48
       60              3.23       3.37       3.55       3.75       3.98        4.23       4.47         4.70        4.88
       65              3.24       3.39       3.57       3.80       4.07        4.37       4.71         5.04        5.34
       70              3.24       3.40       3.59       3.83       4.13        4.48       4.90         5.36        5.81
       75              3.25       3.41       3.61       3.86       4.17        4.56       5.04         5.61        6.22
-------------------- ---------- ---------- ---------- ---------- ----------- ---------- ------------ ----------- =============


Income Plan 3 - Guaranteed Number of Payments
--------------------------------- ============================================

                                  Monthly Income Payment for each
    Specified Period              $1,000 Applied to this Income Plan
--------------------------------- ============================================
--------------------------------- ============================================

        10 Years                                    $9.61
        11 Years                                     8.86
        12 Years                                     8.24
        13 Years                                     7.71
        14 Years                                     7.26
        15 Years                                     6.87
        16 Years                                     6.53
        17 Years                                     6.23
        18 Years                                     5.96
        19 Years                                     5.73
        20 Years                                     5.51
--------------------------------- ============================================



------------------------------------------------------------------------------

GENERAL PROVISIONS
------------------------------------------------------------------------------

The Entire Contract The entire contract consists of the Master Policy, the Master Policy application, and any written enrollments, any endorsements, and any riders.

All  statements  made  in  written   enrollments  are  representations  and  not
warranties. No statement will be used by us in defense of a claim or to void the Certificate unless it is included in a written enrollment.

Only our officers may, in order to conform to any state or federal law, change the Master Policy or Certificate or waive a right or requirement. No other individual may do this.


Master Policy The Master Policy may be amended by us, terminated by us, or terminated by the Master Policyholder without the consent of any other person. No termination completed after the issue date of this Certificate will adversely affect your rights under this Certificate. Nothing in the Master Policy will invalidate or impair any rights of Certificate holders.

We may not modify this Certificate without your consent, except to make it comply with any changes in the Internal Revenue Code or as required by any other applicable law.


Incontestability We will not contest the validity of this Certificate after the issue date.


Misstatement of Age or Sex If any age or sex has been misstated, we will pay the amounts which would have been paid at the correct age and sex.

If we find the misstatement of age or sex after the income payments begin, we will:

|X|  pay all amounts underpaid including interest; or

|X|  stop payments until the total payments are equal to the corrected amount.

For purposes of the Misstatement of Age or Sex provision, interest will be calculated at an effective annual rate of 6%.


Annual Statement At least once a year, prior to the Payout Start Date, we will send you a statement containing Certificate Value information. We will provide you with Certificate Value information at any time upon request.
The information presented will comply with any applicable law.

Settlements We may require that this Certificate be returned to us prior to any settlement. We must receive due proof of death of the owner or annuitant prior to settlement of a death claim.
Due proof of death is one of the following:

|X|  a certified copy of a death certificate; or

|X| a certified copy of a decree of a court of competent jurisdiction as to a finding of death; or

|X|  any other proof acceptable to us.

Any full withdrawal or death benefit under this Certificate will not be less than the minimum benefits required by any statute of the state in which the Certificate is delivered.

Deferment of Payments We will pay any amounts due from the Variable Account under this Certificate within seven days, unless:

|X| the New York Stock Exchange is closed for other than usual weekends or holidays, or trading on such Exchange is restricted;

|X|  an emergency  exists as defined by the Securities and Exchange  Commission;
     or

|X| the Securities and Exchange Commission permits delay for the protection of Certificate holders.

We reserve the right to postpone payments or transfers from the Fixed Account for up to six months. If we elect to postpone payments or transfers from the Fixed Account for more than 10 working days, we will pay interest as required by applicable law. Any interest would be payable from the date the withdrawal request is received by us to the date the payment or transfer is made.

Variable Account Modifications We reserve the right, subject to applicable law, to make additions to, deletions from, or substitutions for the mutual fund shares underlying the Sub-accounts of the Variable Account. We will not substitute any shares attributable to your interest in a Sub-account of the Variable Account without notice to you and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940.

We reserve the right to establish additional Sub-accounts of the Variable Account, each of which would invest in shares of another mutual fund. You may then instruct us to allocate purchase payments or transfers to such Sub-accounts, subject to any terms set by us or the mutual fund.

In the event of any such substitution or change, we may, by endorsement, make such changes as may be necessary or appropriate to reflect such substitution or change.

If we deem it to be in the best interests of persons having voting rights under the certificates, the Variable Account may be operated as a management company under the Investment Company Act of 1940 or it may be deregistered under such Act in the event such registration is no longer required.

NYLU446